                                                                    Exhibit 3.20








                           THIRD AMENDED AND RESTATED

                                  AGREEMENT OF

                               LIMITED PARTNERSHIP

                                       OF

                          INDIANA GAMING COMPANY, L.P.


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                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
ARTICLE I           DEFINITIONS...................................................................................3
   1.1                Definitions.................................................................................3

ARTICLE II          FORMATION AND NAME; PURPOSES; PARTNERSHIP POWERS..............................................8
   2.1                Continuation and Name.......................................................................8
   2.2                Purposes....................................................................................9
   2.3                Partnership Powers..........................................................................9

ARTICLE III         PRINCIPAL OFFICE..............................................................................9

ARTICLE IV          TERM..........................................................................................9

ARTICLE V           CAPITAL CONTRIBUTIONS.........................................................................9
   5.1                Partner Contributions.......................................................................9
   5.2                Loans to the Partnership....................................................................9

ARTICLE VI          CAPITAL ACCOUNTS; ALLOCATIONS OF INCOME, PROFITS AND LOSSES..................................10
   6.1                Capital Accounts...........................................................................10
   6.2                Allocation of Profits and Losses...........................................................10
   6.3                Special Allocations........................................................................11
   6.4                Allocations in Case of Transfers or Admissions.............................................12
   6.5                Tax Allocations............................................................................13

ARTICLE VII         ACCOUNTING AND TAX MATTERS...................................................................13
   7.1                Partnership Books..........................................................................13
   7.2                Fiscal and Tax Years.......................................................................13
   7.3                Accounting Method..........................................................................14
   7.4                Tax Matters Partner........................................................................14
   7.5                Tax Elections..............................................................................14
   7.6                Tax Returns................................................................................14
   7.7                Partnership Classification.................................................................14

ARTICLE VIII        DISTRIBUTIONS................................................................................14
   8.1                Determination of Cash Flow.................................................................14
   8.2                Amounts and Time of Distribution...........................................................14

ARTICLE IX          MANAGEMENT OF THE PARTNERSHIP................................................................15
   9.1                Management; Management Agreement...........................................................15
   9.2                Limitation on Powers.......................................................................15
   9.3                Non-Participation in Management by Limited Partners........................................15
   9.4                Authority of the General Partner...........................................................16

ARTICLE X           LIMITATION OF LIABILITY; INDEMNIFICATION.....................................................16
   10.1               Exoneration................................................................................16
   10.2               Indemnification............................................................................16


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   10.3               Legal Expenses.............................................................................16

ARTICLE XI          REIMBURSEMENT OF GENERAL PARTNER.............................................................17
   11.1               Compensation and Expense Reimbursement of Partners.........................................17

ARTICLE XII         RESTRICTIONS ON TRANSFERS OF INTERESTS.......................................................17

ARTICLE XIII        NO WITHDRAWAL OR PARTITION BY A PARTNER......................................................17

ARTICLE XIV         DISSOLUTION..................................................................................18
   14.1               Dissolution Not in Contravention of this Agreement.........................................18

ARTICLE XV          LIQUIDATION AND DISTRIBUTION.................................................................18
   15.1               Liquidating Partner........................................................................18
   15.2               Winding Up.................................................................................18
   15.3               Distribution Following Liquidation.........................................................19

ARTICLE XVI         OTHER BUSINESS; NO PARTNERSHIP OPPORTUNITY...................................................20
   16.1               Other Business; Partnership Opportunity....................................................20
   16.2               Affiliate Transactions.....................................................................20

ARTICLE XVII        MISCELLANEOUS................................................................................20
   17.1               Governing Law..............................................................................20
   17.2               Title to Assets; Partition.................................................................20
   17.3               Headings...................................................................................21
   17.4               Entire Agreement, Amendments and Waivers...................................................21
   17.5               Remedies...................................................................................21
   17.6               Further Assurances.........................................................................21
   17.7               Counterparts...............................................................................21
   17.8               Notices....................................................................................21
   17.9               No Third-Party Beneficiary.................................................................22
   17.10              Severability...............................................................................22
   17.11              Successors and Assigns.....................................................................23


                                       ii
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                           THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

          THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as amended from time to time, this "AGREEMENT") is made as of this 27th day of April, 2001, by and among Indiana Gaming Company, an Indiana corporation ("INDIANA GAMING"), as its General Partner, and Indiana Gaming II, L.P., an Indiana limited partnership ("GAMING II"), the sole partners of which are Indiana Gaming Holding Company, an Indiana corporation wholly owned by Argosy Gaming Company, a Delaware corporation ("Argosy"), and Indiana Gaming.

                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, the General Partner formed Indiana Gaming Company, L.P. (the "PARTNERSHIP") as a limited partnership by filing a certificate of limited partnership with the Secretary of State of Indiana on August 29, 1993;

          WHEREAS, Indiana Gaming, Conseco Entertainment, L.L.C., an Indiana limited liability company ("CONSECO"), Centaur, Inc. ("CENTAUR"), and RJ Investments, Inc., an Indiana corporation ("RJ, INC."), entered into the Second Amended and Restated Agreement of Limited Partnership of Indiana Gaming Company, L.P. (the "1996 AGREEMENT") dated February 21, 1996;

          WHEREAS, Conseco has sold all of its Interest in the Partnership, which consisted of Common Equity, Preferred Equity and a Capital Loan, to Gaming II pursuant to that certain Partnership Interest Purchase and Sale Agreement, dated December 22, 2000, between Indiana Gaming, Argosy, Conseco, and Conseco, Inc.;

          WHEREAS, Gaming II was admitted to the Partnership as a Substitute Partner, as such term is defined in the 1996 Agreement, pursuant to that certain Agreement and Consent, dated as of February 23, 2001, by and between Centaur, Indiana Gaming and Gaming II;

          WHEREAS, Centaur has sold all of its Interest in the Partnership, including the interest of R.J. Inc. which Centaur had previously acquired by the merger of R.J. Inc. with and into Centaur, to Gaming II pursuant to that certain Partnership Interest Purchase and Sale Agreement, dated March 8, 2001, between Indiana Gaming, Argosy, Centaur and Gaming II;

          WHEREAS, Indiana Gaming and Gaming II desire to amend and restate the 1996 Agreement in its entirety to reflect, among other things, the withdrawal of Conseco and Centaur from the Partnership.

          NOW, THEREFORE, the parties hereto agree to amend and restate the 1996 Agreement in its entirety to read as follows:


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                                   ARTICLE I

                                   DEFINITIONS

          1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the meanings set forth below.

          "ACT" means the Indiana Revised Uniform Limited Partnership Act, as amended from time to time, and any successor statutes thereto.

          "ADJUSTED CAPITAL ACCOUNT DEFICIT" means with respect to any Partner, the deficit balance, if any, in the Partner's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which the Partner is obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to the penultimate sentence of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "ADJUSTED PREFERRED EQUITY BALANCE" means, with respect to each Partner, the aggregate amount of Preferred Equity contributed to the Partnership by such Partner with respect to the Interest held by such Partner, reduced by the aggregate amount of any distributions previously received by such Partner pursuant to SECTION 8.2(d) as a return of Preferred Equity (and any Partner Tax Payment to the extent it represents a return of capital).

          "AFFECTED GAIN" has the meaning set forth in SECTION 6.5(d).

          "AFFILIATE" means, with respect to any Partner (or with respect to any other individual or Entity whose affiliates are relevant for purposes of any of the provisions of this Agreement), any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, any Partner or any such person or Entity.

          "BANKRUPTCY OR INSOLVENCY" shall be deemed to have occurred with respect to any Partner or other person if such Partner or other person shall file in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or shall file for reorganization or for the appointment of a receiver or a trustee of all or a material portion of such Partner or other person's property, or if any such Partner or other person shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they fall due or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any material portion of its property. If there shall be filed against any Partner or other person in any court, pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Partner or other person's property, and within ninety (90) days after


                                       3

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the commencement of any such proceeding, such petition shall not have been dismissed, then such Partner or other person against whom such petition has been filed shall be considered Bankrupt or Insolvent for purposes of this Agreement. In addition, if the whole or any portion of the Interest of any Partner in the Partnership is subject to levy or attachment, and such levy or attachment is not released or discharged within ninety (90) days, such Partner or other person shall be deemed Bankrupt or Insolvent for purposes of this Agreement.

          "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Partner in compliance with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it is not likely to have a material effect on the amount distributed to any Partner pursuant to ARTICLE XV hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to comply with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) or 1.704-2.

          "CAPITAL CONTRIBUTION" means, with respect to any Partner, the aggregate amount of any money and the Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest held by such Partner, net of the amount of any debt to which such property is subject. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any person until the Partnership makes a taxable disposition of the note or until (and to the extent) such Partner makes principal payments on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

          "CAPITAL LOAN" has the meaning set forth in SECTION 5.2(b).

          "CASH FLOW", for any period, means the amount by which (i) the gross cash receipts of the Partnership from any source for such period (including, but not limited to, capital contributions, loans, receipts pursuant to casino operations or other Partnership operations, proceeds of the sale of any Partnership Property, the net receipts derived from insurance payments, rents, damage recoveries, condemnation proceeds and any and all other cash receipts from any source), EXCEED (ii)(a) the aggregate of all cash disbursements for such period (including, but not limited to, any management fees paid to the General Partner or any successor manager, Partnership administrative costs, reimbursements paid to the General Partner or its Affiliates, principal and interest due and payable on any Capital Loan and other Partnership debt and capital expenditures) and (b) amounts determined by the General Partner to be reasonable and customary reserves in accordance with Generally Accepted Accounting Principles for either future operating expenses or capital items for the Partnership.

          "CASINO" means the excursion boat gaming operations and related dockside pavilion, restaurants, bars, entertainment, parking facilities, hotel and other operations conducted in the City.


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          "CITY" means the city of Lawrenceburg, Indiana.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          "COMMON EQUITY" means capital contributions of the Partners designated as common equity.

          "CONTROL" means the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any person having the right to select any such trustee shall be deemed to have control of such trust.

          "DEBT DOCUMENTS" means the documents evidencing any borrowings of the Partnership.

          "DISSOLUTION OR TERMINATION" shall be deemed to have occurred (i) in the case of a corporate Partner or other person upon the earlier of the adoption of a plan of liquidation by such Partner or other person or the effective date of dissolution in accordance with applicable statutory law and (ii) in the case of a partnership Partner or other person, upon the date of dissolution or termination of such partnership in accordance with the provisions of the governing partnership agreement or applicable statutory law.

          "ENTITY" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative, association or other entity.

          "FISCAL YEAR" means the Partnership accounting year ending on December 31, except that in the final year of the Partnership, the Fiscal Year shall end on the later of (a) the date of dissolution and liquidation, or (b) the date of final distribution.

          "GENERAL PARTNER" means Indiana Gaming, the sole general partner of the Partnership, and any successor to Indiana Gaming.

          "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, as adjusted from time to time to reflect the adjustments that are required or permitted by, or are consistent with, Regulations Section 1.704-1(b)(2)(iv)(d)-(g), (j)-(n), and (p)-(r); provided, however, that:

               (i) the initial fair market value of any asset contributed by a Partner to the Partnership shall be as agreed by the contributing Partner and the General Partner; and


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               (ii) the adjustments permitted pursuant to an event described within Regulations Section 1.704-1(b)(2)(iv)(f)(5) (excluding the liquidation of the Partnership described therein) shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

          "IGC" means the Indiana Gaming Commission, and where the context so requires, its staff members.

          "INTEREST" means all of a Partner's economic rights and interests in the Partnership in the Partner's capacity as a Partner, all as provided in this Agreement, including, without limitation, any interest of such Partner in the total capital, profits and losses of the Partnership. For purposes of ARTICLE XII, and elsewhere as the context may require, "Interest" shall include a Partner's interest as a lender and creditor with respect to any outstanding Capital Loans made by such Partner.

          "LIMITED PARTNER" means Gaming II and any other person or Entity (i) the name of which is set forth on EXHIBIT A attached hereto and designated as such or who is admitted to and has become a limited partner of the Partnership pursuant to the terms of this Agreement and (ii) holds an Interest. "Limited Partners" means all such persons in the event that there is more than one Limited Partner at any time.

          "LIQUIDATING PARTNER" has the meaning set forth in SECTION 15.1.

          "MANAGEMENT AGREEMENT" has the meaning set forth in SECTION 9.1(B).

          "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations
Section 1.704-2(b). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain attributable to Nonrecourse Liabilities during the Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain attributable to Nonrecourse Liabilities, determined according to the provisions of Regulations Section 1.704-2(c).

          "NONRECOURSE LIABILITY" has the meaning set forth in Regulations
Section 1.704-2(b)(3).

          "PARTNER" means each of the General Partner and each of the Limited Partners. "Partners" means all such persons.

          "PARTNER MINIMUM GAIN" has the same meaning as "partner nonrecourse debt minimum gain" set forth in Regulations Section 1.704-2(i)(2), and shall be computed as provided in Regulations Section 1.704-2(i)(3).

          "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations
Section 1.704-2(b)(4).


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          "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in
Regulations Section 1.704-2(i). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i).

          "PARTNER TAX PAYMENT" means an amount equal to the "Applicable Tax Rate", as defined below, MULTIPLIED BY the estimated taxable income of the Partnership, for the applicable period or taxable event, determined by the Tax Matters Partner in accordance with then applicable federal income tax laws. The term "Applicable Tax Rate" means five percent (5%) plus the greater of (i) the highest individual or (11) the highest corporate, marginal federal income tax rate in effect for the quarter with respect to which such determination is being made.

          "PARTNERSHIP OPPORTUNITY" means a business or other opportunity which relates to the Casino and in which the Partnership has or would have an interest or a reasonable expectancy, which shall specifically include any riverboat or land-based gaming activity.

          "PERCENTAGE INTEREST" means the percentage for each Partner as set forth on EXHIBIT A, as the same may be adjusted from time to time in accordance with this Agreement.

          "PREFERRED EQUITY" means the capital contributions of the Partners designated as preferred equity.

          "PREFERRED EQUITY RETURN" means, with respect to each Partner that makes a Preferred Equity contribution, the amount necessary for such Partner to receive a pre-tax yield equal to fourteen percent (14%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which such Preferred Equity Return is being determined, cumulative and compounded annually to the extent not distributed in any given Fiscal Year, on the average daily balance of the Adjusted Preferred Equity Balance during the period to which such Preferred Equity Return relates.

          "PRIME" means the rate of interest publicly announced from time to time by Wells Fargo, NA as its "prime rate".

          "PROFITS AND LOSSES" and any reference to any item of income, gain, loss or deduction thereof means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 702(a) shall be included in taxable income or loss), with the following adjustments:


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               (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

               (ii) Any expenditures of the Partnership described in Code
     Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

               (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as an item of income, gain, loss or deduction (as applicable) for purposes of computing Profits or Losses; and

               (iv) Partnership items of income, gain, loss and deduction that are specially allocated pursuant to SECTION 6.3 hereof shall not be taken into account.

          "PROPERTY" means the tangible and intangible assets and properties owned or held by the Partnership.

          "REGULATIONS" means the final or temporary regulations promulgated from time to time under the Code (including corresponding provisions of succeeding regulations).

          "REGULATORY ALLOCATIONS" has the meaning set forth in SECTION 6.3(h).

          "TAX MATTERS PARTNER" shall have the same meaning as ascribed to such term in Section 6231(a)(7) of the Code and the regulations promulgated thereunder.

          "TRANSFER" means, with respect to any Partner, a sale, conveyance, assignment, pledge, hypothecation, gift, encumbrance or other transfer or disposition of an Interest or any part thereof or any interest therein or in any Capital Loans of such Partner.

                                   ARTICLE II

                FORMATION AND NAME; PURPOSES; PARTNERSHIP POWERS

          2.1 CONTINUATION AND NAME. The parties hereto, intending to share in the profits and losses of the Partnership, hereby continue the Partnership as a limited partnership pursuant to the Act for the purposes set forth in this
ARTICLE II. The name of the Partnership is and shall be "Indiana Gaming Company, L.P." The Partnership shall execute and file all such documents and take all such other actions as may be necessary to register such name in the State of Indiana and any other appropriate jurisdictions, whether state or local. The Partnership may also do business and own assets in or under any other name as the General Partner may determine and the General Partner shall execute, publish and/or file all assumed or fictitious names or other certificates as may be required by law.


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          2.2  PURPOSES. The purpose of the Partnership is to (a) operate a riverboat or dockside gaming casino and related parking, hotel, restaurant, bar and other entertainment facilities in Dearborn County, Indiana; and (b) do any and all things necessary thereto or associated with the Casino.

          2.3 PARTNERSHIP POWERS. The Partnership shall have all powers permitted by law to a limited partnership, including, without limitation, the power to do any act or thing and enter into any contract incidental to, or necessary, proper or advisable for, the operation of the Casino or the accomplishment or attainment of any purpose of the Partnership specified in this Agreement.

                                  ARTICLE III

                                PRINCIPAL OFFICE

          The principal office of the Partnership shall be maintained at 777 Argosy Parkway, Lawrenceburg, Indiana 47025 or at such other location or locations as the General Partner from time to time may select.

                                   ARTICLE IV

                                      TERM

          The Partnership shall continue until December 31, 2024, unless (a) extended by written agreement of the Partners or (b) earlier terminated pursuant to ARTICLE XIV hereof.

                                   ARTICLE V

                              CAPITAL CONTRIBUTIONS

          5.1. PARTNER CONTRIBUTIONS.

          (a) General Partner. The name, address, Adjusted Preferred Equity Balance, amount of any outstanding Capital Loans and Percentage Interest of the General Partner is set forth on EXHIBIT A attached hereto.

          (b) Limited Partners. The name, address, Adjusted Preferred Equity Balance, amount of any outstanding Capital Loans and Percentage Interest of each Limited Partner is set forth on EXHIBIT A attached hereto.

          5.2  LOANS TO THE PARTNERSHIP.

          (a) Except as expressly authorized or required by this Agreement, no Partner shall be obligated to lend or advance money to the Partnership. If, without the prior written consent of the other Partners, a loan or advance not otherwise provided for herein is made to the Partnership by a Partner, no such loan or advance shall entitle the lending or advancing Partner


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


to any increase in its Capital Account or to the payment of interest or other consideration for the use of such funds.

          (b) The Partners acknowledge that prior to the date hereof, Indiana Gaming and Partners II have made or assumed, as the case may be, loans to the Partnership and may from time to time, whenever the General Partner shall determine that additional funds in excess of the Partner's Common Equity and Preferred Equity are necessary, loan additional funds to the Partnership (each a "CAPITAL LOAN"). Each Capital Loan shall bear interest at a rate equal to Prime plus six percent (6%). Interest shall accrue on any Capital Loan and compound quarterly to the extent unpaid. Principal on any Capital Loans shall be amortized over eight (8) years with equal annual payments of principal. The Partnership shall pay contemporaneously with distributions of Cash Flow pursuant to SECTION 8.2 current and accrued interest, first, and then principal, second, on the Capital Loans to the Partners, pro rata, in accordance with the principal balances of their respective Capital Loans then outstanding.

                                   ARTICLE VI

           CAPITAL ACCOUNTS; ALLOCATIONS OF INCOME, PROFITS AND LOSSES

          6.1 CAPITAL ACCOUNTS. The General Partner shall establish and maintain a Capital Account for each Partner in accordance with the provisions set forth in the definition thereof.

          6.2  ALLOCATION OF PROFITS AND LOSSES.

          (a) Except as otherwise provided in this ARTICLE VI, Profits for a Fiscal Year shall be allocated in the following order and priority:

               (i) first, if there have been any prior or contemporaneous allocations of Losses, any Profits shall be allocated among the Partners in accordance with and in proportion to such previously allocated Losses in order to offset such allocations of Losses;

               (ii) second, any remaining Profits shall be allocated to the Partners which made contributions of Preferred Equity, pro rata, in accordance with their relative Preferred Equity in an amount equal to the excess of such Partners' Preferred Equity Return as of the end of such Fiscal Year, over the aggregate Profits allocated to such Partners in prior Fiscal Years under this Section 6.2(a)(ii); and

               (iii) third, any remaining Profits shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (b) ALLOCATION OF LOSSES. Losses of the Partnership for a Fiscal Year shall be allocated in the following order and priority:


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


               (i) first, Losses shall be allocated to the Partners in proportion to and to the extent of the excess, if any, of (1) the cumulative Profits allocated to each Partner pursuant to Section 6.2(a)(ii) hereof for all prior Fiscal Years, over (2) the cumulative Losses allocated to such Partner pursuant to this Section 6.2(b)(i) for all prior Fiscal Years; and

               (ii) any remaining Losses shall be allocated among the Partners in accordance with their Percentage Interests; provided, however, that the Losses allocated to any Limited Partner shall not exceed the maximum amount of Losses and other deductions that may be allocated to such Limited Partner without causing the Limited Partner to have an Adjusted Capital Account Deficit at the end of the Fiscal Year. All Losses or other deductions allocated to a Limited Partner in excess of this limitation shall be allocated among the Limited Partners in proportion to their relative Percentage Interests (to the extent not constrained by this SECTION 6.2(b)(ii)) with respect to the applicable period or event giving rise to the Losses or deductions, after which all such Losses shall be allocated to the General Partner.

          6.3  SPECIAL ALLOCATIONS.

          (a) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this ARTICLE VI, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, determined in accordance with Regulations Section 1.704-2(d), each Partner shall be allocated Partnership items of income and gain for such Fiscal Year equal to such Partner's share of net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(g)(2), except to the extent not required by Regulations Section 1.704-2(f)(2), (3), (4) and (5). This SECTION 6.3(a) is intended to comply with Regulations Section 1.704-2(f) and shall be applied and interpreted consistently therewith.

          (b) PARTNER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this ARTICLE VI, if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Fiscal Year, determined in accordance with Regulations Section 1.704-2(i)(3), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be allocated Partnership items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) equal to such Partner's share of the net decrease in Partner Minimum Gain, except to the extent not required by Regulations Section 1.704-2(i)(4). This SECTION 6.3(b) is intended to comply with Regulations Section 1.704-2(i) and shall be applied and interpreted consistently therewith.

          (c) DETERMINATION OF PROFITS INTERESTS. The excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be allocated among the Partners as determined by the Genera Partner.

          (d) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner

Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and 1.704-2(k).

          (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

          (f) CASH FLOW DISTRIBUTIONS. To the extent permitted by Regulations Sections 1.704-2(h) and 1.704-2(i)(6), the Partners shall endeavor to treat distributions of Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Partner.

          (g) QUALIFIED INCOME OFFSET. In the event that a Partner receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii) (d)(4), (5) and (6), then items of Partnership income and gain shall be specially allocated to the Partners in an amount and manner sufficient to eliminate, to the extent required by such regulations, any Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible, PROVIDED, HOWEVER, that an allocation pursuant to this
SECTION 6.3(g) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE VI have been tentatively made as if this SECTION 6.3(g) were not in the Agreement.

          (h) CURATIVE ALLOCATIONS. The allocations provided for in SECTION 6.3(a), (b), (d), (e) and (g) above and (j) below (collectively, the "REGULATORY ALLOCATIONS"), may not be consistent with the manner in which the Partners intend to divide Profits, Losses and similar items. In such case, to the extent possible, other items of Partnership income, gain, loss or deduction will be reallocated among the Partners (in the same Fiscal Year, and to the extent necessary, subsequent Fiscal Years) in a manner consistent with Regulations Sections 1.704-1(b) and 1.704-2 so as to prevent the Regulatory Allocations from distorting the manner in which Profits, Losses and other items are intended to be allocated among the Partners pursuant to SECTION 6.3. Notwithstanding the preceding sentence, Regulatory Allocations relating to (x) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (y) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt. Any allocations under this SECTION 6.3(h) shall take into account the effect of future Regulatory Allocations which are likely to offset other Regulatory Allocations that are or would be the subject of any allocation under this SECTION 6.3(h), such that the overall allocation of Profits, Losses and items of Partnership income, gain, loss or deduction are allocated in accordance with the way in which the Partnership intends to divide Profits, Losses and similar items.

          6.4 ALLOCATIONS IN CASE OF TRANSFERS OR ADMISSIONS. Profits and Losses allocable to any Interest that has been transferred during a Fiscal Year shall be allocated among the persons who are the holders of such Interest during such year in accordance with Code Section 706 using any convention permitted by law and selected by the Tax Matters Partner. In the event Partners are admitted to the Partnership pursuant to this Agreement on different dates, the Profits or Losses allocated to the Partners for each Fiscal Year during which Partners are so admitted shall be allocated among the Partners in proportion to their respective Percentage Interests during such Fiscal Year in accordance with Code Section 706 using any convention permitted by law and selected by the Tax Matters Partner.

          6.5  TAX ALLOCATIONS.

          (a) Except as provided otherwise in this ARTICLE VI, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall, for tax purposes, be divided among the Partners in the same manner as they share the correlative Profits and Losses and other items, as the case may be, for the Fiscal Year, for Capital Account purposes. Allocations pursuant to this SECTION 6.5 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Capital Account balance or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

          (b) SECTION 704(c) COMPLIANCE. For federal income tax purposes, Partnership items of income, gain, loss, deduction and credit shall be allocated among the Partners in the manner which takes into account the difference between the adjusted basis to the Partnership of the interest in the property that each Partner is deemed to have contributed to the Partnership and the Gross Asset Value of such interest in such property at the time the property was contributed, in accordance with, and to the full extent required by, Code
Section 704(c) and Regulations Sections 1.704-1(b)(1)(vi), (d)(3), and 1.704-3, as the case may be.

          In the event any Gross Asset Value is adjusted pursuant to the definition of Gross Asset Value set forth in ARTICLE I hereof, subsequent allocations of Profits and Losses with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to allocations under this SECTION 6.5(b) including the selection of any allocation method permitted under Regulations Section 1.704-3 shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

                                  ARTICLE VII

                           ACCOUNTING AND TAX MATTERS

          7.1 PARTNERSHIP BOOKS. Proper and complete books of account of the Partnership shall be kept at the Partnership's principal place of business and shall be open to inspection by any Partner at reasonable times during business hours. Without limiting the foregoing, all federal, state and local tax returns of the Partnership shall be open to inspection by any Partner at reasonable times during business hours.

          7.2 FISCAL AND TAX YEARS. The Partnership's Fiscal Year and tax year shall end on December 31.

          7.3 ACCOUNTING METHOD. The books of the Partnership (both tax and financial) shall be kept on an accrual basis.

          7.4 TAX MATTERS PARTNER. The General Partner shall be the Tax Matters Partner.

          7.5 TAX ELECTIONS. All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion.

          7.6 TAX RETURNS. The Tax Matters Partner shall prepare and file, or cause to be prepared and filed, all state and federal tax returns on a timely basis. The Tax Matters Partner shall be responsible for preparing and filing all federal and state tax returns for the Partnership and furnishing copies thereof to the Partners, together with required Partnership schedules showing allocations of Partnership items of income, gain, loss, deduction and credit for federal income tax purpose, within the period of time prescribed by law. Each Partner must report consistently with such tax returns prepared for the Partnership pursuant to this Agreement.

          7.7 PARTNERSHIP CLASSIFICATION. Each Partner acknowledges that this Agreement creates a partnership for federal and state income tax purposes, and hereby agrees not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

                                  ARTICLE VIII

                                  DISTRIBUTIONS

          8.1 DETERMINATION OF CASH FLOW. The General Partner shall prepare and deliver to each Partner a statement of Cash Flow at such times as the General Partner shall determine, but not less than annually.

          8.2 AMOUNTS AND TIME OF DISTRIBUTION. Unless otherwise agreed by each Partner, and except as otherwise provided in SECTION 15.3, Cash Flow shall be distributed (or in the case of Capital Loans, shall be repaid) by the General Partner to the Partners, in such amounts and at such times as may be determined by the General Partner, as follows:

          (a) First, to the Partners, pro rata in accordance with their respective estimated allocations of taxable income for the period beginning on the day immediately following the end of the last period for which a Partner Tax Payment was distributed and ending on the last day of the period for which the current distribution is made, an amount equal to the Partner Tax Payments attributable to such period;

          (b) Second, so long as there are any Capital Loans outstanding, all remaining Cash Flow shall be distributed to the Partners which have made such Capital Loans, pro rata in accordance with the outstanding principal balances of such Capital Loans, which payment shall be applied against the principal amount of such Capital Loans as prepayments of such principal in the inverse order of the maturity thereof;

          (c) Third, to the Partners which have made contributions of Preferred Equity, pro rata in accordance with their respective Adjusted Preferred Equity Balances, an amount equal to the accrued but unpaid Preferred Equity Return;

          (d) Fourth, to the Partners which have made contributions of Preferred Equity, pro rata, in accordance with their respective Adjusted Preferred Equity Balance, until each Partner has received as a return of capital an amount equal to its Adjusted Preferred Equity Balance; and

          (e) Fifth, and to the Partners, pro rata in accordance with their respective Percentage Interests.

                                   ARTICLE IX

                          MANAGEMENT OF THE PARTNERSHIP

          9.1  MANAGEMENT; MANAGEMENT AGREEMENT.

          (a) Subject to any express limitations contained in this Agreement, the Partnership shall be managed exclusively by the General Partner and the General Partner shall be responsible for the management of the Partnership's business, and shall have full, exclusive and complete power and discretion, without the need for consent or approval of any other Partner, to make all decisions and to do all things which it deems necessary or desirable on behalf of the Partnership, including all the powers permitted to a General Partner under the Act. The General Partner shall take all necessary steps to cause the Partnership to prepare and submit such materials as may be required by the IGC.

          (b) The Partnership has entered into a management agreement with the General Partner which provides that the General Partner or its designated Affiliate shall be the sole and exclusive manager of the Casino and any related projects operated by the Partnership in Dearborn County, Indiana (the "MANAGEMENT AGREEMENT").

          9.2 LIMITATION ON POWERS. No Partner shall: (a) use the Partnership name or assets in any way except for the transaction of legitimate Partnership business or do any act in contravention of this Agreement; or (b) do any act which would make it impossible to carry on the business of the Partnership.

          9.3 NON-PARTICIPATION IN MANAGEMENT BY LIMITED PARTNERS. Except as specifically provided in this Agreement, no Limited Partner shall participate in the control or management of the business of the Partnership nor act for and on behalf of the Partnership in any manner whatsoever.

          9.4 AUTHORITY OF THE GENERAL PARTNER. The General Partner shall manage the business and affairs of the Partnership and shall have the exclusive power and authority to make any and all decisions and to take any and all actions which the General Partner deems necessary or desirable to conduct the business of the Partnership. The General Partner shall have all powers, statutory or otherwise, possessed by or permitted to a general partner under the laws of the State of Indiana.

                                   ARTICLE X

                    LIMITATION OF LIABILITY; INDEMNIFICATION

          10.1 EXONERATION. The General Partner shall not have any liability to the Partnership or any Partner for any loss, damage, cost or expense, including, without limitation, any special, indirect, consequential or punitive damages of the Partnership or any Partner arising or allegedly arising out of the General Partner's management of the Partnership or the General Partner's acts or omissions in connection with its management of the Partnership; provided that this provision shall not apply if such loss, damage, cost or expense arises out of an act of fraud, embezzlement, willful misconduct or other serious criminal activity by the General Partner.

          10.2 INDEMNIFICATION. The Partnership shall indemnify, and shall hold each Partner and each of its officers, employees or Affiliates harmless against, to the full extent permitted by law, any loss, damage, cost or expense (including court costs and reasonable attorneys' fees) which such Partner or any such officer, employee or Affiliate may sustain or incur by reason of any claim, demand, suit or recovery by any person or Entity (other than such Partner, officer, employee or an Affiliate of such Partner) arising or allegedly arising out of the business of the Partnership and, in the case of the General Partner, including the General Partner's management of the Partnership or the General Partner's acts or omissions in connection with its management of the Partnership and actions taken by the General Partner as Tax Matters Partner; provided that any Partner or such officer, employee or Affiliate of such Partner shall not be entitled to indemnification hereunder if such loss, damage, cost or expense arises out of (i) an act of fraud, embezzlement or serious criminal activity by the party seeking indemnification or (ii) willful misconduct by the party seeking indemnification.

          10.3 LEGAL EXPENSES. Expenses incurred by the General Partner or any of its Affiliates in defending any action, suit or proceeding of the nature described in SECTION 10.2 shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the General Partner or such Affiliate to repay such amount if it shall ultimately be determined that such Partner or such Affiliate is not entitled to be indemnified by the Partnership as authorized in
SECTION 10.2.

                                   ARTICLE XI

                        REIMBURSEMENT OF GENERAL PARTNER

          11.1 COMPENSATION AND EXPENSE REIMBURSEMENT OF PARTNERS.

          (a) Other than pursuant to the Management Agreement, no payment will be made by the Partnership for the services of any Partner or any member, employee, agent or partner of any Partner or an Affiliate thereof.

          (b) In the event of the termination of the Management Agreement or if the Management Agreement ceases to be in effect at anytime, the General Partner and its Affiliates shall be reimbursed by the Partnership for (i) the reasonable out-of-pocket expenses incurred by the General Partner or its Affiliate on behalf of the Partnership in connection with the business and affairs of the Partnership, including all legal, accounting, travel and other similar expenses reasonably incurred by the General Partner or its Affiliates in connection with the operation of the business of the Partnership and (ii) services provided by the General Partner and its Affiliates to the Partnership in the operation of its business; provided that (A) any such service shall be reasonably necessary to the Partnership, and (B) the rate or basis for payment is not greater than would be charged to the Partnership for similar services performed by an independent third party of similar quality and expertise. Such services which may be provided by the General Partner and its Affiliates pursuant to this
SECTION 11.1(b) shall include, but not be limited to, accounting services, management information services, security services and public relation services.

          (c) Any reimbursement or other consideration to be paid by the Partnership to the General Partner pursuant to the terms of this Agreement shall not be in lieu of, and the Partnership shall be directly liable for, expenses incurred by the Partnership, or by the General Partner on behalf of the Partnership, for services rendered to the Partnership by unaffiliated third parties.

                                  ARTICLE XII

                     RESTRICTIONS ON TRANSFERS OF INTERESTS

          No Partner may Transfer all or any portion of its rights or Interest in the Partnership or withdraw or retire from the Partnership without the consent of the other Partner and any such attempted Transfer, withdrawal or retirement without the consent of the other Partner shall be null and void.

                                  ARTICLE XIII

                     NO WITHDRAWAL OR PARTITION BY A PARTNER

          Each Partner agrees (a) to be bound by the terms, conditions and provisions of this Agreement; (b) not to withdraw as a Partner until the end of the term of the Partnership (except in connection with a Transfer permitted under this Agreement); and (c) not to take any action or fail to take any action that would cause dissolution or termination of the Partnership except as permitted pursuant to SECTION 14.1.

                                  ARTICLE XIV

                                   DISSOLUTION

          14.1 DISSOLUTION NOT IN CONTRAVENTION OF THIS AGREEMENT. Upon the occurrence of any of the following events, the Partnership shall be dissolved and the business of the Partnership shall be wound up in accordance with the provisions of ARTICLE XV:

          (a)  Unanimous decision of all Partners to dissolve the Partnership.

          (b) December 31, 2024 (except as such date may be extended under this Agreement).

          (c) The Bankruptcy, Insolvency or the Dissolution or Termination of the General Partner.

          (d) The happening of any event that makes it unlawful, impossible or impractical to carry on the business of the Partnership.

          The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Furthermore, if an event specified in SECTION 14.1(c) hereof occurs, the remaining Partners may, within ninety (90) days of the date such event occurs, unanimously vote to elect a successor General Partner and continue the Partnership business, in which case the Partnership shall not dissolve and the occurrence of the event under SECTION 14.1(c) shall not be deemed a Liquidating Event. The Partners further agree that in the event the Partnership is dissolved prior to a Liquidating Event, the Partnership may be continued upon the unanimous vote of the existing Partners at such time to so continue the Partnership, provided such vote occurs within thirty (30) days of the event triggering such dissolution.

                                   ARTICLE XV

                          LIQUIDATION AND DISTRIBUTION

          15.1 LIQUIDATING PARTNER. Upon dissolution of the Partnership pursuant to a Liquidating Event, the General Partner shall be, or if there is no General Partner, then such person as shall be designated by the Limited Partner shall be, the liquidating Partner (the "LIQUIDATING PARTNER").

          15.2 WINDING UP. The Liquidating Partner shall cause the Partnership to cease to engage in further business, except to the extent necessary to perform existing contracts, and shall wind up the affairs of the Partnership and liquidate its assets. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize the losses normally attendant on a liquidation. During the course of liquidation, the provisions of this Agreement shall continue to bind the Partners and apply to the activities of the Partnership, except as expressly provided herein to the contrary.

          15.3 DISTRIBUTION FOLLOWING LIQUIDATION. Upon the completion of winding up and liquidation of the Partnership pursuant to SECTION 15.2 above, the Liquidating Partner shall distribute the proceeds of the Partnership in the following order of priority:

          (a) To the payment of all debts and liabilities of the Partnership other than:

               (i) loans or advances that may have been made by any Partner to the Partnership; and

               (ii) debts secured by Liens on property sold pursuant to the liquidation subject thereto; provided that neither the Partnership nor any of the Partners is personally liable on, or is released from liability on, such debts;

          (b)  To the payment of all expenses of liquidation;

          (c) To the setting up of any reserves which the Liquidating Partner may deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. Said reserves may be paid over by the Liquidating Partner to a bank or trust company acceptable to the Liquidating Partner to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations and, at the expiration of such period as the Liquidating Partner shall deem advisable, distributing the balance, if any, thereafter remaining, in the manner hereinafter provided;

          (d) To the repayment of any loans that may have been made by the Partners to the Partnership, in accordance with the order of priority established in any applicable Debt Documents or, if no priority is established, then pro rata, in accordance with the amounts outstanding thereunder; and

          (e) The balance, if any, to the Partners, in accordance with their respective positive Capital Accounts, after giving effect to Capital Account adjustments for the taxable year in which the Liquidating Event occurs (other than those from the liquidating distribution made pursuant to SECTION 15.3(e), but including all Capital Contributions made to restore a deficit Capital Account.)

                                  ARTICLE XVI

                   OTHER BUSINESS; NO PARTNERSHIP OPPORTUNITY

          16.1 OTHER BUSINESS; PARTNERSHIP OPPORTUNITY.

          (a) No business opportunities other than those actually exploited by the Partnership pursuant to SECTION 2.2 shall be deemed the property of the Partnership and any Partner or its Affiliates may engage in or possess an interest in any other business venture, independently or with others, of any nature or description; and neither the other Partners nor the Partnership shall have any rights by virtue of this Agreement in and to such other business ventures or to the income or profits derived therefrom.

          (b) No Partner or any Affiliate of a Partner shall have any duty to communicate or offer to the Partnership or to any Partner or Affiliate of a Partner any Partnership Opportunity, and no Partner or Affiliate of a Partner shall be liable to the Partnership for breach of any fiduciary duty or duty of loyalty to the Partnership or its Partners by reason of the fact that it pursues or acquires a Partnership Opportunity for itself or directs a Partnership Opportunity to another person or entity.

          16.2 AFFILIATE TRANSACTIONS. The parties hereto acknowledge and agree that in the course of the General Partner performing its services as General Partner hereunder, the General Partner and its Affiliates may from time to time engage in transactions with the Partnership. The General Partner agrees that it shall act in good faith with respect to such transactions and the terms of such transactions shall be fair and equitable. In determining whether a particular transaction with the Partnership is in accordance with the terms of this paragraph, all aspects of such transaction and all facts and circumstances surrounding such transaction taken together (and if such transaction is one of a series of related transactions, including transactions pursuant to any pre-established contract or arrangement, then all of such related transactions, and the terms of such contract or arrangement) shall be taken into account.

                                  ARTICLE XVII

                                  MISCELLANEOUS

          17.1 GOVERNING LAW. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Indiana. The Partners agree and acknowledge that all terms and provisions hereof are subject to applicable law, including the statutes of the State of Indiana with respect to gaming and any rules and regulations promulgated by the IGC.

          17.2 TITLE TO ASSETS; PARTITION. No real or other property of the Partnership shall be deemed owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interest of each Partner shall constitute personal property. Each Partner hereby irrevocably waives, for the term of the Partnership, any and all right it may have to maintain an action for partition with respect to its undivided interest in the property or assets

(real or personal) of the Partnership or to compel the sale thereof under any statute, common law or other means not provided for in this Agreement.

          17.3 HEADINGS. The table of contents and the headings of the several sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          17.4 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits hereto and thereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or contemplated hereby. Any supplement, modification or waiver of this Agreement shall be in writing and agreed to by all Partners. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          17.5 REMEDIES. The parties hereto acknowledge that the rights granted hereunder are unique and that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific enforcement issued by a court of competent jurisdiction and appropriate equitable relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          17.6 FURTHER ASSURANCES. Each of the parties hereto shall, at any time and from time to time after becoming a Partner, upon request of the other parties, take such further action and execute, acknowledge and deliver all such instruments of further assurance as may be necessary to carry out the provisions of this Agreement.

          17.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          17.8 NOTICES.

          (a) All notices required or permitted to be given hereunder shall be given by registered mail, in person (in writing), by telecopy or by telex and addressed as follows:

                     To Indiana Gaming or the Partnership:

                             Indiana Gaming Company
                             c/o Argosy Gaming Company
                             219 Piasa Street

                             Alton, Illinois 62002
                             Attention: General Counsel

                       With copy to:

                             Indiana Gaming Company
                             c/o Argosy Gaming Company
                             219 Piasa Street
                             Alton, Illinois 62002
                             Attention: Chief Financial Officer

                       To the Gaming II:

                             Indiana Gaming II, L.P.
                             c/o Argosy Gaming Company
                             219 Piasa Street
                             Alton, Illinois 62002
                             Attention: General Counsel

                       With copy to:

                             Indiana Gaming II, L.P
                             c/o Argosy Gaming Company
                             219 Piasa Street
                             Alton, Illinois 62002
                             Attention: Chief Financial Officer

          (b) Either Partner may from time to time change its address for the purpose of notices to that Partner by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the Partner sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section if delivered personally or by air courier, shall be effective upon delivery; and, if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

          17.9 NO THIRD-PARTY BENEFICIARY. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any other person shall be a third-party beneficiary of the representations, warranties, agreements or covenants made by any Partner contained in this Agreement.

          17.10 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          17.11 SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfer and assignment herein contained, the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the respective Partners.

                           [Signature page to follow]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        INDIANA GAMING COMPANY


                                        By:    /s/ JA Gulbrandsen
                                              ---------------------------------

                                        Name:  James A. Gulbrandsen
                                              ---------------------------------

                                        Title: Vice President
                                              ---------------------------------

                                        INDIANA GAMING II, L.P.

                                        By:  Indiana Gaming Holding Company, its
                                             general partner

                                           By:     /s/ JA Gulbrandsen
                                                 -------------------------------

                                           Name:   James A. Gulbrandsen
                                                 -------------------------------

                                           Title:  Vice President
                                                 -------------------------------

                                    EXHIBIT A

             ADJUSTED PREFERRED EQUITY BALANCE, CAPITAL LOAN BALANCE
                            AND PARTNERSHIP INTERESTS

                              AS OF MARCH 31, 2001


                                       ADJUSTED
                                       PREFERRED                 CAPITAL LOAN         PARTNERSHIP
                                    EQUITY BALANCE                  BALANCE            INTEREST
                                    --------------                  -------            --------
GENERAL PARTNER
Indiana Gaming Company                $10,337,748                   $9,545,432              57.5%

LIMITED PARTNERS
Indiana Gaming II, L.P.                $7,640,931                   $6,206,958              42.5%
                                       ----------                   ----------             -----

                  TOTAL               $17,978,679                  $15,752,390             100.0%
                                      ===========                  ===========             ======


                                      A-1